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                                                                      Exhibit 99


           VALUE CITY ANNOUNCES COMPLETION OF FILENE'S BASEMENT ASSET ACQUISITION AND OF AN AMENDED AND RESTATED CREDIT FACILITY

COLUMBUS, Ohio, March 21 /PR Newswire/ -- Value City Department Stores, Inc. (NYSE: VCD - news) today announced the completion of the Filene's Basement Corp. asset acquisition, effective March 17, 2000. The assets were acquired by Value City's wholly owned subsidiary, Base Acquisition Corp., which also assumed certain Filene's Basement liabilities. Base acquisition has been managing the assets, since February 2, under an agreement approved by the U. S. Bankruptcy Court, in Boston, following Filene's Basement's Chapter 11 filing in August of 1999.

Value City, through Base Acquisition, will continue to operate the remaining 14 Filene's Basement stores, but will liquidate the eight remaining Aisle 3 stores. On April 13th Value City will re-open three former Filene's Basement stores in the Washington, D. C. area. These stores are located in the National Press Building (at 14th & "K"), on Connecticut Avenue (near the Mayflower Hotel) and on Wisconsin Avenue in the Mazza Galleria.

This acquisition was funded with a portion of the proceeds from Value City's renewed and restated $300.0 million revolving credit facility. This facility has a three-year term, ending March 15, 2003, bears a current borrowing rate of 200 basis points over LIBOR and replaces a $167.5 million facility that would have matured in May of 2001. The facility, which also closed on March 17th, was co-underwritten by National City Bank and Bank One.

Simultaneously, Value City closed a $75.0 million Senior Subordinated Convertible Loan issued by Prudential Securities Credit Corp., LLC. This loan has a current coupon equal to 250 basis points over LIBOR and was enhanced by a purchase agreement, or "Put", from Schottenstein Stores Corp., Value City's parent company, and for which Schottenstein Stores Corp. was paid a fee of $1.5 million.

As part of the refinancing, VCD retired the remaining $37.5 million balance, including interest, of its $50.0 million senior unsecured private placement notes, otherwise due in December of 2003. Further, the terms of the refinancing continue to subject the company to certain restrictive covenants and performance tests.

Value City Department Stores, Inc. is a leading off-price retailer, currently operating 111 full-line department stores in the mid-west, mid- Atlantic and southeastern U. S. as well as 58 better-branded, off-price DSW Shoe Warehouse stores in major metropolitan areas throughout the country.

SOURCE: Value City Department Stores, Inc.